Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 15, 2024 (except for Note 18(C), as to which the date is September 6, 2024) with respect to the consolidated financial statements of Zenas BioPharma, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-281713) and the related Prospectus of Zenas BioPharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 12, 2024